Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. APPOINTS ROBERT J. “BOB” MARINO PRESIDENT

Doylestown, Pennsylvania- October 26, 2021.  HV Bancorp, Inc., the parent company of Huntingdon Valley Bank, announced that Vice-Chairman Robert J. ‘Bob’ Marino has been appointed President of HV Bancorp, Inc., and its subsidiary, Huntingdon Valley Bank (HVB). Mr. Marino will join an executive team of accomplished bankers and help guide the next phase of Huntingdon Valley Bank’s explosive growth. HVB continues its work toward being the premiere community bank in the greater Philadelphia area.

Mr. Marino brings 30+ years of commercial and consumer banking experience to HVB along with a proven track record of growing revenue through recruiting the best talent, team building and a customer model focused on developing long-term relationships. Mr. Marino most recently served as a founder, director and Mid-Atlantic Division President of Spring Garden Lending LLC which provides alternative lending services to investors and developers. Prior to Spring Garden Lending, Mr. Marino served as President of Valley Green Bank’s Delaware Valley Region, and as a member of its Board of Directors until the bank was sold in 2017. Before Valley Green Bank, Mr. Marino was President of National Penn Bank’s Southern Region, which operated in Philadelphia, Montgomery, Delaware and Chester Counties, and grew under his leadership into a $2 Billion asset division with over 30 branches.

In addition to his professional activities, Mr. Marino has been active in the local community, serving on such boards as Adoptions of the Heart and Need in Deed. After graduating from Central High School and Temple University, he received his MBA from St. Joseph’s University.

Travis J. Thompson, Esq., Chairman & CEO, commented, “As we continue to improve upon our vision of HVB as the Better Experience Bank in the greater Philadelphia market area, Bob Marino’s new role enables HVB to capitalize upon his Philadelphia banking knowledge, contacts and experience adding tremendous value to our team members, customers and shareholders alike. We are thrilled Bob Marino is returning to Philadelphia Banking as President of HVB."

Bob commented, “I could not be more excited to join the HVB Team as President & Vice Chairman of HV Bancorp & Huntingdon Valley Bank. Having joined the Board of HVB almost 4 years ago, I have witnessed its explosive growth and know the huge opportunity in front of us to create the best Philadelphia area bank”.  Bob further commented, “Recent consolidation in this market has created a void for a Philadelphia bank that provides local decision making while being laser focused on creating a Better Bank Experience.”

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, eight full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.